Exhibit 99.2
THE J. M. SMUCKER COMPANY
CHAIRMAN EMERITUS AGREEMENT
This Chairman Emeritus Agreement (this “Agreement”) is entered into by and between The J. M. Smucker Company (the “Company”), an Ohio corporation, and [●] (“Mr. Smucker”), effective [●], 2022 (the “Effective Date”).
WHEREAS, Mr. Smucker did not stand for reelection and therefore ceased to be a member of the Board of Directors of the Company (the “Board”) as of the Effective Date;
WHEREAS, the Board and the Company recognize the specialized knowledge and expertise of Mr. Smucker related to the business affairs of the Company and the consumer goods industry generally, and the Board believes it is in the best interests of the Company to appoint Mr. Smucker as a non-director Chairman Emeritus as of the Effective Date; and
WHEREAS, Mr. Smucker and the Company desire to enter into this Agreement in order to detail the terms and conditions of such Chairman Emeritus position.
NOW, THEREFORE, in consideration of the covenants and terms contained in this Agreement, and of the mutual benefits accruing to the Company and Mr. Smucker therefrom, the Company and Mr. Smucker, intending to be legally bound, do hereby agree as follows:
1.Business Relationship; Term.
Effective as of the Effective Date, Mr. Smucker is hereby appointed as a Chairman Emeritus to serve for a term of one (1) year, or until his earlier resignation or removal by the vote of a majority of the Board, and will be eligible to be re-appointed by the Board as a Chairman Emeritus for consecutive terms of one (1) year each, until his resignation or removal by the vote of a majority of the Board; provided that Mr. Smucker will not be re-appointed as a Chairman Emeritus after the end of the one-year term during which he reaches the age of eighty (80).
2.Chairman Emeritus Rights and Duties.
(a)Mr. Smucker’s roles and responsibilities as a Chairman Emeritus will be as set forth in the Company’s Corporate Governance Guidelines.
(b)Mr. Smucker will be entitled to administrative resource and office support in his role as a Chairman Emeritus at the expense of the Company.
(c)The Company will reimburse Mr. Smucker for reasonable business expenses incurred by him in the performance of his duties as a Chairman Emeritus, promptly following submission of itemized accountings and expense receipts.
(d)Mr. Smucker will not be obligated to render any services under this Agreement during such period when he is unable to do so due to illness, disability, or injury or during reasonable periods of personal leave.
(e)Mr. Smucker will not enter into any agreements or make commitments on behalf of the Company without the prior written consent or approval of the Company’s Chief Executive Officer.
(f)Mr. Smucker will be entitled to the same indemnification as is provided to directors and officers of the Company as set forth in the Company’s Amended Regulations.
3.Remuneration.
As remuneration for Mr. Smucker’s service as a Chairman Emeritus, Mr. Smucker will be paid a retainer at the rate of $100,000 per year, payable in quarterly payments during each year of service.
4.Compliance with Company Policies.
In his role as a Chairman Emeritus, Mr. Smucker will remain subject to Section 16 reporting requirements, the Company’s Commitment to Integrity: Our Code, the Company’s Insider Trading and Disclosure Policy, and the

Exhibit 99.2
confidentiality and similar obligations applicable to a director. Mr. Smucker will not be considered a director or officer of the Company under the Company’s Amended Articles of Incorporation or Amended Regulations, under the Ohio General Corporation Law, or otherwise.
5.Independent Contractor.
The parties hereto agree and acknowledge that the relationship between the Company and Mr. Smucker will be that of an independent contractor and not that of employer-employee, master-servant, or principal-agent. Nothing in this Agreement, or its implementation, will be construed to be to the contrary.
6.Complete Agreement.
This Agreement will represent the complete agreement between the Company and Mr. Smucker concerning the subject matter hereof and supersedes all prior agreements or understandings, written or oral. No attempted modification or waiver of any of the provisions hereof will be binding on either party unless made in writing and signed by both Mr. Smucker and the Company.
7.Notices.
Any notice required or permitted to be given hereunder will be in writing and will be effective three (3) business days after it is properly sent by registered or certified mail, if to the Company, to its Chief Executive Officer at the administrative offices of the Company, or if to Mr. Smucker to his permanent resident address, or to such other address as either party may from time to time designate by written notice.
8.Assignability.
This Agreement may not be assigned by either party without the prior written consent of the other party, except that no consent is necessary for the Company to assign this Agreement to a corporation succeeding to substantially all the assets or business of the Company whether by merger, consolidation, acquisition, or otherwise.
9.Severability.
Each of the sections contained in this Agreement will be enforceable independently of every other section in this Agreement, and the invalidity or non-enforceability of any section will not invalidate or render non-enforceable any other section contained herein. If any section or provision in a section is found invalid or unenforceable, it is the intent of the parties that a court of competent jurisdiction will reform the section or provisions to produce its nearest enforceable economic equivalent.
10.Governing Law.
The validity, interpretation, construction, and performance of this Agreement will be governed by the laws of the United States where applicable and otherwise by the substantive laws of the State of Ohio.

Exhibit 99.2
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
The J. M. Smucker Company

By:
Name:
Title:

_____________________________________
[●]

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